Exhibit 99.4(d)

AB State of Domicile: Tennessee A Stock Company www.protective.com	Home Office: P. O. Box 2606; Birmingham, Alabama 35202 1-800-866-9933 Administrative Office: P. O. BOX 292; Birmingham, AL 35201-0292 1-888-353-2654

CHANGE OF INSURED ENDORSEMENT

This Endorsement is issued by  Protective Life Insurance Company (the “Company”) as part of the Policy to which it is attached. Unless otherwise stated all Policy provisions not expressly modified by this Endorsement remain in full force and effect. Capitalized terms that are not defined in this Endorsement are defined or otherwise described in the Policy to which this Endorsement is attached.

SCHEDULE

Change of Insured Benefit Fee: $400

The following definitions are added to the definition section of the Policy:

Change of Insured Date: The Monthly Anniversary on or following the date of approval by the Company of the new Insured.  Coverage for the new Insured will take effect on the Change of Insured Date.

Policy Date: The Policy Date is as defined in the Policy to which this Endorsement attaches and will not change on the Change of Insured Date.

CHANGE OF INSURED: The Owner may change the Insured under this Policy by submitting to the Company for its approval:

•                  A written Request for the change signed by both the Owner and the proposed new Insured;

•                  Evidence of Insurability for the proposed new Insured;

•                  Evidence that there is an insurable interest between the Owner and proposed new Insured;

•                  Evidence that the proposed new Insured’s age, nearest birthday, is under 70 years as of the Change of Insured Date; and

•                  Evidence that the proposed new Insured was born prior to the Policy Date of the Policy to which this Endorsement attaches.

The amount of the Policy Value Account less any Loan Account on the Change of Insured Date must be positive.

The Policy must be in force on the Change of Insured Date and not in the Grace Period.

Certain additional benefit Endorsements may terminate on any change of Insured and require reapplication; otherwise all other Riders and Endorsements which attach to the Policy will remain in full force and effect.

New Policy Schedule pages will be sent to the Owner on approval of the change of Insured by the Company.

This Endorsement does not have a Cash Value or loan value.

FEES AND CHARGES: The Company will assess the Change of Insured Benefit Fee on the Schedule to this Endorsement, which is a one-time charge for the cost of underwriting and administrative expenses when this Endorsement is exercised.

The Cost of Insurance will be based on the new Insured’s age and the monthly risk rate in effect on the Policy Date and the new Insured’s sex and premium class as of the Change of Insured Date.

ICC20-PL-J90

INCONTESTABILITY AND SUICIDE EXCLUSION: The time periods in the “Incontestability and Suicide Exclusion” provisions of the Policy, to which this Endorsement attaches, will begin for the new Insured on the Change of Insured Date. In the event of a contested claim the Company will pay a minimum amount equal to any Premiums paid for the new Policy plus the Cash Surrender Value of the existing Policy on the Change of Insured Date.

POLICY VALUE ACCOUNT: The Policy Value Account of the Policy will not change on the Change of Insured Date. Any Loan Account will continue to be subject to the loan provisions of the Policy.

FACE AMOUNT: The Face Amount of the Policy will not change on the Change of Insured Date.

TAX CONSIDERATIONS: The Company makes no representation concerning the tax effect of the exercise of this Endorsement.  No agent has the authority to make such a representation on behalf of the Company.  The Owner of the Policy to which this Endorsement is attached should engage tax counsel for advice concerning the potential tax or liability of any provision of the Endorsement or the Policy.

REINSTATEMENT: This Endorsement will be reinstated if the Policy to which this Endorsement attaches is reinstated and subject to the terms and conditions contained in the “Reinstatement Provisions” of the Policy.

TERMINATION: This Endorsement will terminate on the earliest of:

•                  The date the Policy is surrendered or terminated;

•                  The date the Policy’s nonforfeiture benefits take effect;

•                  The date the Policy is changed to a Policy for which this Endorsement is not available;

•                  The end of the Policy’s Grace Period, unless the “‘Policy Maturity” Provision’ is in effect;

•                  On written request by the Owner; or

•                  The date the change of Insured is approved by the Company.

Signed for Protective Life Insurance Company on the Issue Date of the Policy.

Steve M. Callaway

Secretary